EXHIBIT 99.1

Contacts: Aehr Test Systems Chris Siu Chief Financial Officer csiu@aehr.com	PondelWilkinson, Inc. Todd Kehrli or Jim Byers Investor Contact tkehrli@pondel.com jbyers@pondel.com

Aehr Test Systems Reports Fiscal 2025 Fourth Quarter and Full Year Financial Results;

Expands Total Addressable Market and Diversifies Customer Base

Fremont, CA (July 8, 2025) – Aehr Test Systems (NASDAQ: AEHR), a worldwide supplier of semiconductor test and burn-in equipment, today announced financial results for its fiscal 2025 fourth quarter and full year ended May 30, 2025.

Fiscal Fourth Quarter Financial Results:

•	Net revenue was $14.1 million, compared to $16.6 million in the fourth quarter of fiscal 2024.
•	GAAP net loss was $(2.9) million, or $(0.10) per diluted share, compared to GAAP net income of $23.9 million, or $0.81 per diluted share, which included a tax benefit of approximately $20.7 million, in the fourth quarter of fiscal 2024.
•	Non-GAAP net loss, which excludes stock-based compensation, acquisition-related adjustments and restructuring charges, was $(0.2) million, or $(0.01) per diluted share, compared to non-GAAP net income of $24.7 million, or $0.84 per diluted share, which included the tax benefit and excluded stock-based compensation and acquisition-related costs, in the fourth quarter of fiscal 2024.
•	Bookings were $11.1 million for the quarter.
•	Backlog as of May 30, 2025 was $15.2 million. Effective backlog, including bookings since May 30, 2025, is $16.3 million.
•	Total cash, cash equivalents and restricted cash as of May 30, 2025 was $26.5 million, compared to $31.4 million at February 28, 2025.

Fiscal Year Financial Results:

•	Net revenue was $59.0 million, compared to $66.2 million in fiscal 2024.
•	GAAP net loss was $(3.9) million, or $(0.13) per diluted share, compared to GAAP net income of $33.2 million, or $1.12 per diluted share, which included a tax benefit of approximately $20.7 million, in fiscal 2024.
•	Non-GAAP net income was $4.6 million, or $0.15 per diluted share, which excludes stock-based compensation, acquisition-related adjustments and costs, restructuring charges and officer severance benefits, compared to non-GAAP net income of $35.8 million, or $1.21 per diluted share, which included the tax benefit and excluded stock-based compensation and acquisition-related costs, in fiscal 2024.
•	Cash used in operating activities was $7.4 million for fiscal 2025.

Aehr Test Systems Reports Fiscal 2025 Fourth Quarter and Full Year Financial Results

An explanation of the use of non-GAAP financial measures and a reconciliation of Aehr’s non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the accompanying tables.

Gayn Erickson, President and CEO of Aehr Test Systems, commented:

“Fiscal 2025 was a transformative year for Aehr Test Systems, marked by significant progress on our strategic initiatives to expand our total addressable market, diversify our customer base, and enhance our product portfolio. We expanded into new markets for test and burn-in, including artificial intelligence processors for both wafer and package level, gallium nitride power semiconductors, data storage devices, and silicon photonics integrated circuits for optical chip-to-chip communication, unlocking substantial growth opportunities beyond our concentration in silicon carbide last fiscal year.

“A major milestone was the successful launch and adoption of our first production wafer level burn-in (WLBI) system specifically for artificial intelligence (AI) processors. This breakthrough validates the feasibility and cost benefits of WLBI testing for high-power AI devices, attracting strong interest from leading processor companies considering high-volume adoption.

“We are excited to report today that one of these companies has asked us to move forward with an evaluation for wafer level testing of one of their current high-volume processors. Based on their feedback, we believe that if this evaluation is successful, they intend to transition to high-volume production wafer-level testing, which would represent a significant opportunity for Aehr. We also expect to move to evaluation phases with additional AI companies during this fiscal year and believe we can capture a meaningful share of the total production burn-in market for AI processors with our FOX WLBI systems and proprietary WaferPak Contactors.

“We also expanded into packaged part qualification and production burn-in for AI processors this year through the acquisition of Incal Technology, enabling us to offer both wafer level and packaged part reliability burn-in and test solutions. Since the acquisition, we’ve achieved record shipments of packaged part burn-in (PPBI) systems and secured a major hyperscaler as our first production AI customer in this space. This customer is one of the premier large-scale data center hyperscalers that is developing its own AI processors and significantly expanding this capacity. They have indicated plans to ramp this device over the next year and have already begun discussing their next generation processors with us to ensure we can meet their production capacity needs. Aehr is the only company on the market that offers both a WLBI and a PPBI system for both qualification and production burn-in of AI processors, and we are very excited about our new AI product offerings and the expanded total addressable market they bring to us.

“In gallium nitride (GaN) power semiconductors, we secured the first production order from a leading automotive semiconductor supplier for our FOX-XP high-power multi-wafer production system with high voltage for volume production of GaN devices. We are in discussions and engagements with multiple other potential new GaN customers, highlighting the growing adoption of WLBI for GaN devices and signaling future opportunity as this market expands.

“GaN offers a wider range of applications than silicon carbide and is poised for significant growth in the next decade. While about 70% of silicon carbide’s largest market segment is for electric vehicles (EVs) and EV charging infrastructure, GaN is more diverse and not focused on a single application. With more uses, there are more potential customers and a larger market for GaN compared to silicon carbide.

“We are also making significant progress in the hard disk drive market. This past year, our lead customer began ordering multiple FOX-CP solutions for burn-in and stabilization of new devices in hard disk drives, representing follow-on orders to the first production order we received from them back in 2019. This customer is one of the top suppliers of data storage devices worldwide. In addition to the multiple systems we have in backlog, they have indicated they will be purchasing additional systems both in the short term and over time.

Aehr Test Systems Reports Fiscal 2025 Fourth Quarter and Full Year Financial Results

“We saw solid momentum in the silicon photonics market this year with the adoption of optical chip-to-chip communication and optical network switching. Several companies, including AMD, Nvidia, Intel, TSMC, and GlobalFoundries, have announced product roadmaps for devices that utilize optical chip-to-chip communication. We have several customers in this market, including the largest supplier of silicon photonics integrated circuits in the market. We have seen a significant number of new WaferPak designs from our installed base of systems for new designs that they use for qualification and development work on their FOX wafer level test and burn-in systems. We also now offer a new system with higher power 3500 watt per wafer configuration to meet the needs of new high-power wafers for optical I/O and chip-to-chip communication devices. This is also available as an upgrade to our FOX-NP systems for low-volume production and product qualification, as well as our FOX-XP nine wafer production systems. This system can also be configured with our new integrated WaferPak Auto aligner, which provides fully hands-free factory automation of silicon photonics integrated circuit wafers. We expect to see not only revenue from system upgrades and WaferPaks but also for incremental FOX-XP system and WaferPak orders to meet the capacity needs of the silicon photonics market this year. We remain very excited about the silicon photonics market and see this as a significant market opportunity for our products.

“While the silicon carbide market growth has slowed due to a slower growth in EVs, we remain confident in its long-term opportunity for Aehr and our leadership in WLBI solutions for this sector. EVs are still growing significantly worldwide, and we believe the silicon carbide market continues on a robust long-term growth trajectory. Demand for silicon carbide remains significantly driven by battery EVs, but silicon carbide devices are also gaining traction in other markets, including power infrastructure, solar, and various industrial applications. This quarter, we shipped our first high-voltage configuration of the FOX-XP, which can test 18 wafers simultaneously, extending the capabilities of our proven nine-wafer high-voltage configuration. We believe we are well-positioned in the silicon carbide market with our industry-leading solution for WLBI.

“We are also collaborating with a global leader in flash memory to demonstrate our FOX-XP platform for high-volume production wafer level test and burn-in of flash memory wafers, aiming to provide a competitive, cost-effective alternative to traditional testing methods. New technologies in NAND are driving new requirements for WLBI to address the manufacturing and negative yield implications of testing these NAND devices at the package or system level, and we believe our FOX WLBI solution is positioned to be a very competitive low-cost alternative to packaged part or alternative wafer level test and burn-in solutions for this market.

“Looking ahead, we are well-positioned to capitalize on strong demand across various semiconductor applications. The strategic investments we made this past year have built the infrastructure and capacity needed for significant growth, and we plan to boost our research and development efforts to add more capabilities and resources for our expanding customer base. We believe that nearly all the opportunities and market verticals we serve will experience order growth in fiscal 2026. The one exception may be silicon carbide, as customer forecasts for this market are back-half loaded, with stronger growth expected in our fiscal 2027.

“While we remain confident in Aehr’s long-term growth prospects, we continue to experience some timing-related delays in order placements due to tariff-related uncertainty, particularly in our first quarter. Accordingly, we are maintaining our cautious approach and are not reinstating specific guidance beyond what we have already stated, which is that we anticipate order growth across all our segments this fiscal year with the possible exception of silicon carbide. Overall, we are very optimistic about our growth opportunities in the diverse markets we serve and our ability to meet increasing demand.”

Management Conference Call and Webcast:

Aehr Test Systems will host a conference call and webcast today at 5:00 p.m. Eastern (2:00 p.m. PT) to discuss its fiscal 2025 fourth quarter and full year operating results. To access the live call, dial +1 888-506-0062 (US and Canada) or +1 973-528-0011 (International) and give the participant passcode 594858. In addition, a live and archived webcast of the conference call will be available over the Internet at www.aehr.com in the Investor Relations section and may also be accessed by clicking here. A phone replay of the call will be available approximately two hours following the end of the live call and will remain available for one week. To access the call replay, dial +1 877-481-4010 (US and Canada) or +1 919-882-2331 (International) and enter replay passcode 52626.

Aehr Test Systems Reports Fiscal 2025 Fourth Quarter and Full Year Financial Results

About Aehr Test Systems

Headquartered in Fremont, California, Aehr Test Systems is a leading provider of test solutions for testing, burning-in, and stabilizing semiconductor devices in wafer level, singulated die, and packaged part form, and has installed thousands of systems worldwide. Increasing quality, reliability, safety, and security needs of semiconductors used across multiple applications, including electric vehicles, electric vehicle charging infrastructure, solar and wind power, computing, advanced AI processors, data and telecommunications infrastructure, and solid-state memory and storage, are driving additional test requirements, incremental capacity needs, and new opportunities for Aehr Test products and solutions. Aehr has developed and introduced several innovative products including the FOX-PTM families of test and burn-in systems and FOX WaferPakTM Aligner, FOX WaferPak Contactor, FOX DiePak® Carrier and FOX DiePak Loader. The FOX-XP and FOX-NP systems are full wafer contact and singulated die/module test and burn-in systems that can test, burn-in, and stabilize a wide range of devices such as leading-edge silicon carbide-based and other power semiconductors, 2D and 3D sensors used in mobile phones, tablets, and other computing devices, memory semiconductors, processors, microcontrollers, systems-on-a-chip, and photonics and integrated optical devices. The FOX-CP system is a low-cost single-wafer compact test solution for logic, memory and photonic devices and the newest addition to the FOX-P product family. The FOX WaferPak Contactor contains a unique full wafer contactor capable of testing wafers up to 300mm that enables IC manufacturers to perform test, burn-in, and stabilization of full wafers on the FOX-P systems. The FOX DiePak Carrier allows testing, burning in, and stabilization of singulated bare die and modules up to 1024 devices in parallel per DiePak on the FOX-NP and FOX-XP systems up to nine DiePaks at a time. Acquired through its acquisition of Incal Technology, Inc., Aehr’s new line of high-power packaged part reliability/burn-in test solutions for Artificial Intelligence (AI) semiconductor manufacturers, including its ultra-high-power Sonoma family of test solutions for AI accelerators, GPUs, and high-performance computing (HPC) processors, position Aehr within the rapidly growing AI market as a turn-key provider of reliability and testing that span from engineering to high volume production. For more information, please visit Aehr Test Systems’ website at www.aehr.com.

Safe Harbor Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Aehr’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “going to,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern Aehr’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this press release include, but are not limited to, future requirements and orders of Aehr’s new and existing customers; bookings and revenue forecasted for proprietary WaferPakTM and DiePak consumables, as well as the ability to generate bookings and revenue from application of Aehr’s solutions in emerging markets; Aehr’s ability to receive orders and generate revenue in the future, as well as Aehr’s beliefs regarding the factors impacting the foregoing; and expectations related to long-term demand for Aehr’s products, the attractiveness of key markets and the ability for AEHR to successfully enter new markets. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Aehr’s recent Form 10-K, 10-Q and other reports filed from time to time with the Securities and Exchange Commission. Aehr disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

–      Financial Tables to Follow   –

Aehr Test Systems Reports Fiscal 2025 Fourth Quarter and Full Year Financial Results

July 8, 2025

AEHR TEST SYSTEMS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended			Year Ended
	May 30,	Feb 28,	May 31,	May 30,	May 31,
(In thousands, except per share data)	2025	2025	2024	2025	2024
Revenue	$14,089	$18,307	$16,600	$58,968	$66,218
Cost of revenue	9,817	11,124	8,152	35,035	33,675
Gross profit	4,272	7,183	8,448	23,933	32,543
Operating expenses:
Research and development	2,686	3,140	2,151	10,463	8,719
Selling, general and administrative	3,926	5,162	3,756	18,283	13,746
Restructuring charges	864	-	-	864	-
Total operating expenses	7,476	8,302	5,907	29,610	22,465
Income (loss) from operations	(3,204)	(1,119)	2,541	(5,677)	10,078
Interest income, net	222	270	592	1,401	2,388
Other expense, net	(4)	(25)	(10)	(15)	(8)
Income (loss) before income tax benefit	(2,986)	(874)	3,123	(4,291)	12,458
Income tax benefit	(87)	(231)	(20,741)	(381)	(20,698)
Net income (loss)	$(2,899)	$(643)	$23,864	$(3,910)	$33,156

Net income (loss) per share:
Basic	$(0.10)	$(0.02)	$0.82	$(0.13)	$1.15
Diluted	$(0.10)	$(0.02)	$0.81	$(0.13)	$1.12
Shares used in per share calculations:
Basic	29,823	29,733	28,953	29,581	28,818
Diluted	29,823	29,733	29,459	29,581	29,617

Aehr Test Systems Reports Fiscal 2025 Fourth Quarter and Full Year Financial Results

July 8, 2025

AEHR TEST SYSTEMS
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(Unaudited)
	Three Months Ended			Year Ended
	May 30,	February 28,	May 31,	May 30,	May 31,
(In thousands, except per share data)	2025	2025	2024	2025	2024
Reconciliation of GAAP to non-GAAP gross profit
GAAP gross profit	$4,272	$7,183	$8,448	$23,933	$32,543
Special items:
a) Stock-based compensation expense	357	218	108	737	330
b) Acquisition-related adjustments	260	416	-	1,305	-
Non-GAAP gross profit	$4,889	$7,817	$8,556	$25,975	$32,873
Reconciliation of GAAP to non-GAAP operating expenses
GAAP operating expenses	$7,476	$8,302	$5,907	$29,610	$22,465
Special items:
a) Stock-based compensation expense	(1,064)	(1,180)	(667)	(4,027)	(2,188)
b) Acquisition-related adjustments	(106)	(106)	-	(353)	-
c) Restructuring charges	(864)	-	-	(864)	-
c) Officer severance benefits	-	(653)	-	(653)	-
d) Acquisition-related costs	-	(51)	(107)	(548)	(107)
Non-GAAP operating expenses	$5,442	$6,312	$5,133	$23,165	$20,170
Reconciliation of GAAP to non-GAAP income (loss) from operations
GAAP income (loss) from operations	$(3,204)	$(1,119)	$2,541	$(5,677)	$10,078
Special items:
a) Stock-based compensation expense	1,421	1,398	775	4,764	2,518
b) Acquisition-related adjustments	366	522	-	1,658	-
c) Restructuring charges	864	-	-	864	-
d) Officer severance benefits	-	653	-	653	-
e) Acquisition-related costs	-	51	107	548	107
Non-GAAP income (loss) from operations	$(553)	$1,505	$3,423	$2,810	$12,703
Reconciliation of GAAP to non-GAAP income (loss) before income tax benefit
GAAP income (loss) before income tax benefit	$(2,986)	$(874)	$3,123	$(4,291)	$12,458
Special items:
a) Stock-based compensation expense	1,421	1,398	775	4,764	2,518
b) Acquisition-related adjustments	366	522	-	1,658	-
c) Restructuring charges	864	-	-	864	-
d) Officer severance benefits	-	653	-	653	-
e) Acquisition-related costs	-	51	107	548	107
Non-GAAP income (loss) before income tax benefit	$(335)	$1,750	$4,005	$4,196	$15,083
Reconciliation of GAAP to non-GAAP net income (loss)
GAAP net income (loss)	$(2,899)	$(643)	$23,864	$(3,910)	$33,156
Special items:
a) Stock-based compensation expense	1,421	1,398	775	4,764	2,518
b) Acquisition-related adjustments	366	522	-	1,658	-
c) Restructuring charges	864	-	-	864	-
d) Officer severance benefits	-	653	-	653	-
e) Acquisition-related costs	-	51	107	548	107
Non-GAAP net income (loss)	$(248)	$1,981	$24,746	$4,577	$35,781
Reconciliation of GAAP to non-GAAP income (loss) per diluted share
GAAP income (loss) per diluted share	$(0.10)	$(0.02)	$0.81	$(0.13)	$1.12
Special items:
a) Stock-based compensation expense	0.05	0.05	0.03	0.16	0.09
b) Acquisition-related adjustments	0.01	0.02	-	0.05	-
c) Restructuring charges	0.03	-	-	0.03	-
d) Officer severance benefits	-	0.02	-	0.02	-
e) Acquisition-related costs	-	0.00	0.00	0.02	0.00
Non-GAAP income (loss) per diluted share	$(0.01)	$0.07	$0.84	$0.15	$1.21

a) Represents compensation expense for equity awards granted to employees and directors and excludes the compensation expense related to the severance benefits incurred from the passing of an officer.
b) Represents amortization of intangible assets and fair value adjustment to inventory related to the Company's business acquisition.

c) Represents impairment of long-lived assets that will no longer be used in operations, including right-of-use assets and facility-related property, contract termination costs and facility exit-related costs.

d) Represents severance benefits, including compensation expense, provided due to the passing of an officer as per the terms of his change in control and severance agreement.
e) Represents acquisition activity costs.

Non-GAAP measures should not be considered a replacement for GAAP results. The non-GAAP measures indicated above are financial measures the Company uses to evaluate the underlying results and operating performance of the business. The limitation of these measures are that they exclude items that impact the Company's current period GAAP measures. This limitation is best addressed by using these measures in combination with the most directly comparable GAAP financial measures. These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies.

We believe these measures enhance investors' ability to review the Company's business from the same perspective as the Company's management and facilitate comparisons of this period's results with prior periods.

Aehr Test Systems Reports Fiscal 2025 Fourth Quarter and Full Year Financial Results

July 8, 2025

AEHR TEST SYSTEMS
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	May 30,	May 31,
(In thousands, except par value)	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$24,529	$49,159
Accounts receivable	14,191	9,796
Inventories	41,997	37,470
Prepaid expenses and other current assets	8,061	1,423
Total current assets	88,778	97,848
Property and equipment, net	8,969	3,253
Goodwill	10,719	-
Intangible assets, net	10,781	-
Deferred tax assets, net	19,114	20,773
Operating lease right-of-use assets, net	9,601	5,734
Other non-current assets	546	304
Total assets	$148,508	$127,912
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,728	$5,332
Accrued expenses and other current liabilities	6,020	3,366
Operating lease liabilities, short-term	909	465
Deferred revenue, short-term	1,981	1,345
Total current liabilities	15,638	10,508
Operating lease liabilities, long-term	9,921	5,732
Deferred revenue, long-term	36	41
Other long-term liabilities	42	38
Total liabilities	25,637	16,319

Shareholders’ equity:
Preferred stock, $0.01 par value: Authorized: 10,000 shares;
Issued and outstanding: none	-	-
Common stock, $0.01 par value: Authorized: 75,000 shares;
Issued and outstanding: 29,877 shares and 28,995 shares at May 30, 2025 and May 31, 2024, respectively	299	289
Additional paid-in capital	145,758	130,612
Accumulated other comprehensive loss	(126)	(158)
Accumulated deficit	(23,060)	(19,150)
Total shareholders' equity	122,871	111,593
Total liabilities and shareholders’ equity	$148,508	$127,912

Aehr Test Systems Reports Fiscal 2025 Fourth Quarter and Full Year Financial Results

July 8, 2025

AEHR TEST SYSTEMS
CONSOLIDATED SATEMENTS OF CASH FLOWS
(Unaudited)
	Year Ended
	May 30,	May 31,
(In thousands)	2025	2024
Cash flows from operating activities:
Net income (loss)	$(3,910)	$33,156
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock-based compensation expense	5,162	2,518
Depreciation and amortization	2,312	657
Deferred income taxes	(421)	(20,773)
Amortization of operating lease right-of-use assets	1,076	706
Impairment of assets	584	-
Accretion of investment discount	-	(130)
Changes in operating assets and liabilities:
Accounts receivable	(3,037)	6,790
Inventories	(2,441)	(13,732)
Prepaid expenses and other current assets	(5,012)	(875)
Accounts payable	(714)	(3,891)
Accrued expenses	(378)	(792)
Deferred revenue	143	(1,469)
Operating lease liabilities	(699)	(423)
Income taxes payable	(65)	14
Net cash provided by (used in) operating activities	(7,400)	1,756

Cash flows from investing activities:
Purchases of property and equipment	(4,992)	(749)
Proceeds from maturities of investments	-	18,000
Payments for business acquisition, net of cash and cash equivalent acquired	(11,075)	-
Net cash provided by (used in) investing activities	(16,067)	17,251

Cash flows from financing activities:
Proceeds from issuance of common stock under employee plans	1,409	1,807
Shares repurchased for tax withholdings on vesting of restricted stock units	(784)	(1,596)
Proceeds from issuance of common stock, net of issuance costs	-	(72)
Net cash provided by financing activities	625	139

Effect of exchange rate changes on cash, cash equivalents and restricted cash	13	(41)

Net increase (decrease) in cash, cash equivalents and restricted cash	(22,829)	19,105

Cash, cash equivalents and restricted cash, beginning of year(1)	49,309	30,204
Cash, cash equivalents and restricted cash, end of year (1)	$26,480	$49,309

Supplemental cash flow information:
Income taxes paid	$100	$90
Interest paid	$-	$-

Supplemental disclosure of non-cash flow information:
Net transfer of equipment between inventory and property and equipment	$458	$357
Purchases of property and equipment included in accounts payable and accrued liabilities	$1259	$53

(1) Includes restricted cash within prepaid expenses and other current assets and other non-current assets.